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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE


HYDRIL COMPANY ADOPTS STOCKHOLDER RIGHTS PLAN

         HOUSTON (APRIL 9, 2002)--HYDRIL COMPANY (NASDAQ: HYDL) today announced that its Board of Directors has adopted a Stockholder Rights Plan. Terms of the Stockholder Rights Plan provide for a dividend distribution of one Right for each outstanding share of the Company's Common Stock and Class B Common Stock to holders of record on April 12, 2002.

         The Rights will trade with the Company's Common Stock and Class B Common Stock until exercisable. The Rights would be "triggered" and exercisable ten days following a public announcement that a person or group has acquired 15% of the Company's Common Stock or voting rights or ten business days after a person or group begins a tender offer that would result in ownership of 15% of the Company's Common Stock or voting rights. Once triggered, the Rights would entitle the holders to purchase either the Company's stock or shares of an acquiring entity for a payment equal to half of market value.

         The Rights may be redeemed by the Company for $.01 per Right at any time until an acquirer has acquired the level of ownership that "triggers" the Rights Plan. The Rights extend for ten years and will expire on April 9, 2012.

         Hydril Company, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.

Contact:
Hydril Company
Sue Nutt, Investor Relations
(281) 985-3493